Exhibit 14(f)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 15, 2006, relating to the financial statements and financial highlights which appears in the October 31, 2006 Annual Report to Shareholders of AXA Enterprise Multimanager Funds Trust (the “Trust”), which are also incorporated by reference into the this Registration Statement. We also consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 15, 2005, relating to the financial statements and financial highlights which appears in the Trust’s October 31, 2005 Annual Report to Shareholders. We also consent to the references to us under the headings “Other Service Providers” and “Experts” in such Registration Statement.
/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, NY
January 22, 2007